Exhibit 99.1

COMPANY CONTACT:	INVESTOR CONTACT:
Martha L. Hough	Lippert/Heilshorn & Associates, Inc.
VP Finance & Investor Relations	Jody Cain (jcain@lhai.com)
(858) 314-5824	Kevin Mc Cabe (kmccabe@lhai.com)
Debra P. Crawford	(310) 691-7100
Chief Financial Officer
(858) 314-5708
For Immediate Release
SANTARUS PREVAILS ON CLAIMS DISPUTED BY PAR PHARMACEUTICAL
AT MARKMAN HEARING
Trial is currently scheduled for July 2009
SAN DIEGO (November 5, 2008) — Santarus, Inc. (NASDAQ: SNTS), a specialty pharmaceutical company, today announced that Chief Judge Gregory M. Sleet of the U.S. District Court for the District of Delaware has ruled in favor of Santarus and the University of Missouri following the Markman hearing held November 5, 2008. “Markman” hearings, also known as claim construction hearings, are held to resolve any disputes concerning the meaning of asserted patent claims prior to trial. Par Pharmaceutical, Inc. had disputed the meaning of some but not all of the patent claims asserted by Santarus as part of the lawsuits Santarus filed against Par in the Delaware District Court for infringement of patents listed in the Orange Book for ZEGERID® (omeprazole/sodium bicarbonate) Capsules and Powder for Oral Suspension. The University of Missouri, licensor of the patents, is joined in the litigation as co-plaintiff.
During the hearing, held in Wilmington, Delaware, both sides presented arguments. Shortly following the hearing, Chief Judge Sleet issued an order consistent with the positions asserted by plaintiffs Santarus and the University of Missouri.
“We are very pleased with the outcome of the hearing and are focused on continuing to enforce and defend the intellectual property protecting our ZEGERID products,” said Gerald T. Proehl, president and chief executive officer of Santarus.
Santarus and the University of Missouri are asserting infringement by Par of five issued patents covering ZEGERID Capsules and Powder for Oral Suspension because of Par’s intent to market generic versions of Santarus’ ZEGERID products prior to the July 2016 expiration of the asserted patents. The trial is currently scheduled for July 2009.
Santarus has full confidence in and is prepared to vigorously defend and enforce the intellectual property protecting its ZEGERID products.
About Santarus
Santarus, Inc. is a specialty pharmaceutical company focused on acquiring, developing and commercializing proprietary products that address the needs of patients treated by gastroenterologists or primary care physicians. The company’s current marketing efforts are primarily focused on ZEGERID® (omeprazole/sodium bicarbonate) Capsules and Powder for Oral Suspension, which are indicated for the treatment of certain upper GI diseases and disorders, and on GLUMETZA® (metformin hydrochloride extended release tablets), which is indicated as an adjunct to diet and exercise to improve glycemic control in adults with type 2 diabetes. More information about Santarus is available on the company’s Web site at www.santarus.com.

Santarus cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Santarus that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Santarus’ business, including, without limitation: the outcome and duration of the litigation with Par; the strength of Santarus’ patent position and its ability to maintain the scope and validity of patent protection for its ZEGERID products; the impact of Santarus’ litigation with Par or any change in the patent protection for its ZEGERID products on Santarus’ business prospects and other business and licensing arrangements, including Santarus’ OTC license agreement with Schering-Plough HealthCare Products, Inc. and distribution agreement with GlaxoSmithKline plc; other difficulties or delays relating to the development, testing, manufacturing and marketing of, and maintaining regulatory approvals for, Santarus’ products; and other risks detailed in Santarus’ prior press releases as well as in public periodic filings with the Securities and Exchange Commission
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Santarus undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.
Santarus ® and ZEGERID ® are registered trademarks of Santarus, Inc.
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